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                                                                    EXHIBIT 99.1


                                  (LETTERHEAD)


FOR IMMEDIATE RELEASE


         Genome Therapeutics to Make Proprietary PathoGenome-TM- Database

              Available to Researchers Worldwide via Internet using

                 Compugen's Web Research Engine WWW.LABONWEB.COM

          - GLOBAL ACCESS TO DRUG DISCOVERY TARGETS FOR NEW ANTIBIOTICS
                           AND ANTIFUNGAL PRODUCTS -

WALTHAM, MASS. AND JAMESBURG, N.J., APRIL 3, 2000 -- Genome Therapeutics Corp. (Nasdaq: GENE) announced today that it has entered into a collaboration with Compugen Inc.'s LABONWEB.COM to establish Internet-based access to Genome Therapeutics' proprietary PathoGenome-TM- Database. The collaboration will provide scientists worldwide with access to the most comprehensive source of DNA sequence information on some of the most medically important microbial organisms to accelerate the discovery of new anti-infective products. Under terms of the agreement, Compugen will have exclusive rights to make Genome Therapeutics' PathoGenome-TM- Database available over the Internet. Genome Therapeutics and Compugen will share revenue generated by customers who use PathoGenome-TM-Database data from LABONWEB.COM. Other financial details were not disclosed.

The need for new antibiotics is urgent as drug-resistant bacteria infect nearly 9 million people in the United States each year and are the cause of death for approximately 60,000 of these individuals. The PathoGenome-TM-Database helps customers facilitate the drug discovery process by providing potential drug targets for new anti-infectives derived from high-quality DNA sequences, annotation, search tools and a powerful bioinformatics platform.LABONWEB.COM enhances gene exploration and discovery and provides users within the mobile life science community with access to the most comprehensive and up-to-date life science data and technology.

"This collaboration accomplishes our goal of bringing a powerful anti-infectives discovery tool to the entire universe of researchers - from major pharmaceutical and biopharmaceutical companies to smaller specialized companies or research facilities," said Dr. Richard D. Gill, President and COO of Genome Therapeutics. "We believe that Compugen's LabOnWeb.com can combine software and algorithm development expertise and access to other scientific databases to build a substantial e-commerce business focusing on the distribution of important scientific information."

"Since its launch in late 1999, our LabOnWeb.com web research engine has been enthusiastically received by the life science research community and usage, especially from researchers who use it once and return again and again, continues to rise dramatically," said Martin Gerstel, Compugen Chairman. "We believe the PathoGenome-TM- Database - which provides detailed DNA sequence information about microbial organisms and fungi- will be a very valuable addition to LabOnWeb.com's content offerings."

                                     -more-

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PATHOGENOME-TM- DATABASE
Launched in 1997, the PathoGenome-TM- Database is one of the most comprehensive commercial sources of microbial genomic information available. It provides customers with a large volume of highly organized and functionally annotated sequence information about more than 30 of the most medically important microbial organisms, including STAPHYLOCOCCUS, PSEUDOMONAS, STREPTOCOCCUS, ENTEROCOCCUS and CANDIDA species.

The non-exclusive database was originally designed for use at the client site utilizing proprietary bioinformatics software developed at Genome Therapeutics. Subscription customers with on-site access for extensive searching and analysis include: Aventis, Bayer, bioMerieux, Bristol-Myers Squibb, Schering-Plough and Scriptgen. The Company plans on adding new sequence data and continuing to enhance the graphical interface of the database during the coming year.

LABONWEB.COM
In December 1999, Compugen launched LABONWEB.COM, the first web-based research engine that provides life science researchers with access to Compugen's unique algorithms and proprietary data as well as public data.LABONWEB.COM has already proven to be an invaluable tool for scientists worldwide, and is being developed rapidly to accommodate a growing number of research tools and databases for a wide scope of applications.

Utilizing proprietary data and analysis tools,LABONWEB.COM is a vital research booster and enhancement engine. It significantly broadens access to scientific knowledge based on public and proprietary experimental data, computational research technologies, molecular biology techniques and the Internet's powerful channels of communications.

Compugen's LabOnWeb is also collaborating with Genzyme Molecular Oncology to provide researchers with exclusive high quality gene expression data including GMO's SAGE data on LabOnWeb.com.

GENOME THERAPEUTICS BACKGROUND
Genome Therapeutics (WWW.GENOMECORP.COM) is a leader in the commercialization of genomics-based drug discovery. The Company's gene discovery strategy is to identify and characterize human genes associated with major diseases and elucidate microbial genes as novel drug targets against many serious infectious organisms. Together with its strategic partners, including Schering-Plough, AstraZeneca, Wyeth-Ayerst and bioMerieux, Genome Therapeutics is using genomic information to develop a new generation of genomics-based pharmaceutical, vaccine and diagnostic products.

COMPUGEN BACKGROUND
Compugen (WWW.CGEN.COM) is a world leader in the development and utilization of advanced computational technologies for genomic and proteomic research. The core technologies of the company result from a multidisciplinary research effort combining advanced mathematics and related disciplines with molecular biology. The company's proprietary products and services, designed to significantly enhance life science research, are commercialized to other organizations in the form of Corporate Solutions, such as the LEADS platform, and to individual life scientists worldwide over the company's internet research engine, LabOnWeb.com.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT STRICTLY HISTORICAL ARE "FORWARD LOOKING" STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. A NUMBER OF IMPORTANT FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN THE FORWARD LOOKING STATEMENT INCLUDING, BUT NOT LIMITED TO, THE ABILITY OF THE COMPANY AND ITS ALLIANCE PARTNERS TO (I) SUCCESSFULLY DEVELOP PRODUCTS BASED ON THE COMPANY'S GENOMIC INFORMATION, (II) OBTAIN THE NECESSARY GOVERNMENTAL APPROVALS, (III) EFFECTIVELY COMMERCIALIZE ANY PRODUCTS DEVELOPED BEFORE ITS COMPETITORS AND (IV) OBTAIN AND ENFORCE INTELLECTUAL PROPERTY RIGHTS, AS WELL AS THE RISK FACTORS DESCRIBED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS AMENDED.

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